UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2008
DOVER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-4018	53-0257888
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

280 Park Avenue, New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)
(212) 922-1640
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Commencing December 1, 2008, when he assumes the position of President and Chief Executive Officer of Dover Corporation (the “Company”), Robert A. Livingston will receive a salary at an annual rate of $900,000. His annual bonus is targeted at 125% of salary. No other changes to his compensation were made at this time.
The Company’s current Chief Executive Officer, Ronald L. Hoffman, who will retire November 30, 2008, has been awarded a bonus of $2,930,000 for 2008, to be paid in December 2008. Mr. Hoffman will have until the earlier of their normal expiration date and 60 months following his retirement date for his previously granted options and stock settled stock appreciation rights to vest and be exercised. This is 36 months more than he would be automatically entitled to under the terms of the relevant incentive plan. Mr. Hoffman will also be entitled to receive any payments under his three outstanding Cash Performance Plan awards if and when they become due (payment dates are in February of 2009, 2010 and 2011). Mr. Hoffman’s Executive Severance (Change-in-Control) Agreement with the Company will terminate on November 30, 2008. Mr. Hoffman and his wife may participate in the Company’s appropriate medical, dental and prescription drug plans at his expense under the provisions of COBRA until he reaches the age of 65.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
     The following exhibit is filed as part of this report:
99.1	Letter Agreement between Ronald L. Hoffman and Dover Corporation, dated November 28, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2008	DOVER CORPORATION (Registrant)
	By:	/s/ Joseph W. Schmidt
		Name:	Joseph W. Schmidt
		Title:	Vice President, General Counsel & Secretary

EXHIBIT INDEX

Number	Exhibit

99.1	Letter Agreement between Ronald L. Hoffman and Dover Corporation, dated November 28, 2008.